Exhibit 10.1

SEVENTH AMENDMENT TO CREDIT AGREEMENT
AND
THIRD AMENDMENT TO PLEDGE AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT and THIRD AMENDMENT TO PLEDGE AND SECURITY AGREEMENT, dated as of January 11, 2016 (this “Amendment”), is entered into by and among CORE-MARK HOLDING COMPANY, INC. (successor by merger with Core-Mark Holdings I, Inc., Core-Mark Holdings II, Inc. and Core-Mark Holdings III, Inc.) (“Holdings”), CORE-MARK INTERNATIONAL, INC. (“International”), CORE-MARK MIDCONTINENT, INC. (“Midcontinent”), CORE-MARK INTERRELATED COMPANIES, INC. (“Interrelated”), CORE-MARK DISTRIBUTORS, INC. (formerly known as Head Distributing Company and successor by merger with Forrest City Grocery Co. and J. T. Davenport & Sons, Inc.) (“Distributors”), MINTER-WEISMAN CO. (“Minter-Weisman”; each of Holdings, International, Midcontinent, Interrelated, Distributors and Minter-Weisman shall be referred to herein as a “Borrower”, International shall be referred to herein as the “Canadian Borrower” and collectively such entities shall be referred to herein as the “Borrowers”), the parties hereto as lenders (each individually, a “Lender” and collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, “Administrative Agent”), J.P. MORGAN SECURITIES LLC and BANK OF MONTREAL, as Co-Lead Arrangers, JPMORGAN CHASE BANK, N.A., BANK OF MONTREAL and WELLS FARGO CAPITAL FINANCE, LLC (as successor by merger to Wachovia Capital Finance Corporation (Western)), as Joint Bookrunners, BANK OF MONTREAL and WELLS FARGO CAPITAL FINANCE, LLC (as successor by merger to Wachovia Capital Finance Corporation (Western)), as Co-Syndication Agents, and BANK OF AMERICA, N.A., as Documentation Agent.

RECITALS

A.
The Borrowers, Administrative Agent, the Lenders and the other parties thereto have previously entered into that certain Credit Agreement, dated as of October 12, 2005 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, including, without limitation, by that certain First Amendment to Credit Agreement, dated as of December 4, 2007, that certain Second Amendment to Credit Agreement, dated as of March 12, 2008, that certain letter agreement to Credit Agreement, dated as of January 31, 2009, that certain Third Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement, dated as of February 2, 2010, that certain Fourth Amendment to Credit Agreement, dated as of May 5, 2011, that certain letter agreement to Credit Agreement and Security Agreement, dated as of December 21, 2012, that certain Fifth Amendment to Credit Agreement and Second Amendment to Pledge and Security Agreement, dated as of May 30, 2013, and that certain Sixth Amendment to Credit Agreement, dated as of May 21, 2015, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Amendment and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms shall be referred to herein as the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers. Terms used herein without definition shall have the meanings ascribed to them in the Existing Credit Agreement.

B.	The Borrowers and Administrative Agent have previously entered into that certain Pledge and Security Agreement, dated as of October 12, 2005 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, including, without limitation, by that certain Third Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement, dated as of February 2, 2010, that certain letter agreement to Credit Agreement and Security Agreement, dated December 21, 2012, and that certain Fifth Amendment to Credit Agreement and Second Amendment to Pledge and Security Agreement, dated as of May 30, 2013, the “Existing Security Agreement”; the Existing Security Agreement as amended by this Amendment and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms shall be referred to herein as the “Security Agreement”).

C.	The Borrowers have requested that the Administrative Agent and the Lenders amend the Existing Credit Agreement to increase the aggregate amount of the Revolving Commitments to $300,000,000.

D.
The Borrowers have further requested that Administrative Agent and the Lenders amend the Existing Credit Agreement and the Existing Security Agreement and waive any and all Defaults and Events of Default under the Existing Credit Agreement solely resulting from the incurrence of Indebtedness described in Section 6.01(h) of the Existing Credit Agreement in the aggregate principal amount in excess of the amount permitted thereunder for certain periods prior to the Seventh Amendment Effective Date (as defined below) (collectively, the “Specified Defaults and Specified Events of Default”).

E.
Administrative Agent and the Lenders are willing to amend the Existing Credit Agreement and the Existing Security Agreement and waive the Specified Defaults and Specified Events of Default pursuant to the terms and conditions set forth herein.

F.
Each Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Administrative Agent’s or any Lender’s rights or remedies as set forth in the Existing Credit Agreement, the Existing Security Agreement and the other Loan Documents are being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to Existing Credit Agreement.

(a)	The following definitions are hereby added to Section 1.01 of the Existing Credit Agreement in the appropriate alphabetical order:

“Beneficial Owner” means, with respect to any U.S. federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes to whom such Tax relates.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission of the United States of America.

“Excluded Swap Obligation” means, with respect to any Person providing a Guarantee of any of the Secured Obligations, any Swap Liability if, and to the extent that, all or a portion of the Guarantee of such Person of, or the grant by such Person of a security interest to secure, such Swap Liabilities (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an ECP at the time the Guarantee of such Person or the grant of such security interest becomes or would become effective with respect to such Swap Liability. If a Swap Liability arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Liability that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted under any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“IRS” means the United States Internal Revenue Service.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Participant Register” has the meaning set forth in Section 9.04.

“Qualified ECP Guarantor” means, in respect of any Swap Liability, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Liability or such other person as constitutes an ECP and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Seventh Amendment” means that certain Seventh Amendment to Credit Agreement and Third Amendment to Pledge and Security Agreement, dated as of January 11, 2016, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Seventh Amendment Effective Date” means the “Seventh Amendment Effective Date” as defined in the Seventh Amendment.

“Swap Liability” means, with respect to any Person providing a Guarantee of any of the Secured Obligations, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Weekly Reporting Period” means any period (a) during which an Event of Default has occurred and is continuing, or (b) beginning at any time Availability is less than $30,000,000 and ending at the end of any 60 day period for which Availability is not less than $30,000,000 at all times during such 60-day period.

(b)	The definition of “Excluded Taxes” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal and Canadian withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.”

(c)	The definition of “Indemnified Taxes” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.”

(d)	The definition of “Other Taxes” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Other Taxes” means all present or future stamp, court or documentary taxes; intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).”

(e)	The definition of “Revolving Commitment” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“ “Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.21 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided that the aggregate Revolving Commitments shall not at any time exceed $400,000,000. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Seventh Amendment Effective Date is $300,000,000. The Revolving Commitments include the Canadian Revolving Commitments available pursuant to the Canadian Subfacility in an aggregate amount not to exceed Cdn.$110,000,000. ”

(f)	The definition of “Secured Obligation” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“ “Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided, that at or prior to the time that any transaction relating to such Swap Obligation is executed (or, in the case of foreign exchange swaps, promptly thereafter), the Lender party thereto (other than Chase or Chase Canada) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Person of (or grant of security interest by any Person to support, as applicable) any Excluded Swap Obligations of such Person for purposes of determining any obligations of any Person providing a Guarantee of any of the Secured Obligations.”

(g)	The definition of “Taxes” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“ “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.”

(h)	Section 2.15(a) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans or CDOR Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to such Lender of making or main-taining any Eurodollar Loan or CDOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receiv-able by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, this Section 2.15(a) shall not apply to any matter governed by Section 2.17.”

(i)	Section 2.17 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

“SECTION 2.17 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section

2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or, at the option of the Administrative Agent, timely reimburse it for, Other Taxes.
(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing:
(A) any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty.
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form); or
(4)    to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party's obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Seventh Amendment Effective Date, Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(j)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing bank and the term “applicable law” includes FATCA.”

(j)	The following sentence is hereby added to the end of Section 2.18(b) of the Existing Credit Agreement:

“Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.”

(k)	The first sentence of Section 2.21 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follow:

“Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time request an increase in the aggregate Revolving Commitments by an amount not less than $10,000,000 for any such increase and not exceeding $100,000,000 for all such increases following the Seventh Amendment Effective Date; provided that any increase in the aggregate Revolving Commitments pursuant to this Section 2.21 shall not result in an increase in the amount of any of the subfacilities contained in this Agreement.”

(l)	Section 5.01(g) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(g)    as soon as available but in any event within 20 days of the end of each calendar quarter, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided, that during a Monthly Reporting Period, the reports required pursuant to this Section 5.01(g) will be delivered within 20 days of the end of each calendar month; provided further, that (i) at the option of the Borrowers at any time or (ii) at the request of the Administrative Agent during a Weekly Reporting Period, the reports required pursuant to this Section 5.01(g) will be delivered by Wednesday of each calendar week (for the calendar week most recently ended) or more frequently;”

(m)	The proviso after Section 5.01(h)(iv) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:
“provided, that (A) during a Monthly Reporting Period, the reports required pursuant to this Section 5.01(h) will be delivered within 20 days of the end of each calendar month, and (B) (I) at the option of the Borrowers at any time or (II) at the request of the Administrative Agent during a Weekly Reporting Period, the reports required pursuant to this Section 5.01(h) will be delivered by Wednesday of each calendar week (for the calendar week most recently ended) or more frequently, provided that, with respect to the reports required in clauses (i) and (ii) above, weekly reporting shall include only summary schedules (and shall not include the report of variances required in clause (ii)(2) above) unless the detailed schedules are specifically requested by the Administrative Agent, with the detailed schedules continuing on a monthly basis, and the worksheet required under clause (iii) above and the reconciliation required under clause (iv) above shall be delivered on no more frequently than a monthly basis;”

(n)	In Section 6.01(h) of the Existing Credit Agreement, the text “$5,000,000” is hereby deleted and replaced with the text “$50,000,000”.

(o)	Section 6.01(k) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(k)    other unsecured Indebtedness of the Borrowers and the Subsidiaries in an aggregate principal amount not exceeding $300,000,000 at any time outstanding, which Indebtedness may include Indebtedness assumed or acquired in connection with, or consisting of the deferred purchase price of, any Permitted Acquisition.”

(p)	In Section 6.05(g) of the Existing Credit Agreement, the text “$1,000,000 during any calendar year” is hereby deleted and replaced with the text “$10,000,000 during any fiscal year”.

(q)	In Section 6.08(a)(iii) of the Existing Credit Agreement, the text “$1,000,000” is hereby deleted and replaced with the text “$3,000,000”.

(r)	Section 6.08(a)(iv) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(iv)    in the event that at the time of such Restricted Payment (A) either (1)(I) Holdings and its consolidated Subsidiaries have a pro forma Fixed Charge Coverage Ratio including such Restricted Payment (for the twelve month period ending on the most recent month-end for which financial data is available) of at least 1.1 to 1.0, and (II) the Borrowers have pro forma Availability of not less than 20% of the aggregate amount of the Lenders’ Revolving Commitments, or (2)(I) Holdings and its consolidated Subsidiaries have a pro forma Fixed Charge Coverage Ratio including such Restricted Payment (for the twelve month period ending on the most recent month-end for which financial data is available) of at least 1.25 to 1.0, and (II) the Borrowers have pro forma Availability of not less than 15% of the aggregate amount of the Lenders’ Revolving Commitments; and (B) no Default or Event of Default has occurred or would result therefrom, Holdings may declare and pay cash dividends with respect to its capital stock, in an aggregate amount after the Sixth Amendment Effective Date not to exceed $100,000,000,”

(s)	Section 6.13 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:
“SECTION 6.13. Fixed Charge Coverage Ratio. In the event that at any time the Borrowers have Availability of less than 10% of the aggregate amount of the Lenders’ Revolving Commitments, the Borrowers will not permit the Fixed Charge Coverage Ratio of Holdings and its consolidated Subsidiaries, determined as of the end of each fiscal quarter of Holdings (for the period of four consecutive fiscal quarters ending on such date), beginning with the last fiscal quarter of Holdings for which financial statements were required to be delivered hereunder prior to the date that Availability was first less than 10% of the aggregate amount of the Lenders’ Revolving Commitments, to be less than 1.1 to 1.0; provided, however, that if, at any time after this Section 6.13 has been triggered, the Borrowers maintain Availability of not less than 10% of the aggregate amount of the Lenders’ Revolving Commitments at all times for a 90-day period, the requirements of this Section 6.13 shall no longer be deemed to be triggered.”

(t)	In Section 9.04(b)(ii)(E) of the Existing Credit Agreement, the text “Section 2.17(e)” is hereby deleted and replaced with the text “Section 2.17(f)”.

(u)	Section 9.04(c)(i) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(i)    Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f)) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, unless such sale of the applicable participation has been consented to by Administrative Borrower in the same manner as required hereunder for an assignment by a Lender and such consent specifically acknowledges the possibility of such greater payments, and then only to the extent such entitlement to receive any greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.”

(v)	In Section 9.04(c)(ii) of the Existing Credit Agreement, the text “Section 2.17(e)” is hereby deleted and replaced with the text “Section 2.17(f)”.

(w)	The following text is hereby added to the end of the first sentence of Section 10.01 of the Existing Credit Agreement:

“; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor)”

(x)	The following is hereby added as a new Section 10.13 to the Credit Agreement:
“SECTION 10.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Guarantor to honor all of its obligations under this Guarantee in respect of a Swap Liability (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Liabilities included in the Secured Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(y)
The Commitment Schedule and Schedule 3.10 to the Existing Credit Agreement are hereby deleted and replaced in their entirety with the corresponding schedules attached hereto and made a part hereof as Annex A.

2.	Amendments to Existing Security Agreement.

(a)	Section 7.3(b) of the Existing Security Agreement is hereby amended and restated to read in its entirety as follows:

“(b)If, at any time, cash dominion under Section 7.3(c) has been triggered, and the Grantor thereafter maintains Availability of not less than 10% of the aggregate amount of the Lenders’ Revolving Commitments at all times for a 90-day period, the cash dominion in Section 7.3(c) shall no longer be deemed to be triggered and discretionary rights to the use of funds in a depository account shall return to the Grantor and funds deposited in Collateral Deposit Accounts shall no longer be swept into the Collection Account.”

(b)	The first sentence of Section 7.3(c) of the Existing Security Agreement is hereby amended and restated to read in its entirety as follows:

“If at any time, (i) Availability is less than 10% of the aggregate amount of the Lenders’ Revolving Commitments or (ii) a Default or Event of Default has occurred and is continuing, the Administrative Agent may exercise its cash dominion rights by delivering instructions to each depository bank having a Deposit Account Control Agreement that requires all other cash proceeds in the account to be directed to the Administrative Agent’s Collection Account as described in Section 7.1(b).”

3.
Waiver of Specified Defaults and Specified Events of Default. Administrative Agent and the Lenders hereby irrevocably and unconditionally waive the Specified Defaults and Specified Events of Default; provided, however, nothing herein shall be deemed a waiver with respect to any other or future failure of the Borrowers to comply fully with Section 6.01 of the Credit Agreement. This waiver shall be effective only for the specific Defaults and Events of Default comprising the Specified Defaults and Specified Events of Default, and in no event shall this waiver be deemed to be a waiver of enforcement of Administrative Agent’s or any Lender’s rights with respect to any other Defaults or Events of Default now existing or hereafter arising. Nothing contained in this Amendment shall be a waiver of any rights or remedies Administrative Agent or any Lender has or may have against the Borrowers, except as specifically provided herein. Except as specifically provided herein, Administrative Agent hereby reserves and preserves all of its and the Lenders’ rights and remedies against the Borrowers under the Credit Agreement and the other Loan Documents.

4.
Conditions Precedent to Effectiveness of this Amendment. This Amendment and the amendments to the Existing Credit Agreement and the Existing Security Agreement contained herein shall become effective, and shall become part of the Credit Agreement and the Security Agreement, as applicable, on the date (the “Seventh Amendment Effective Date”) when each of the following conditions precedent shall have been satisfied in the reasonable discretion of Administrative Agent or waived by Administrative Agent:

a.	Amendment. Administrative Agent shall have received counterparts to this Amendment, executed by each party hereto.

b.
Representations and Warranties. The representations and warranties of the Borrowers set forth herein must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

c.
Amendment Fee Letter. Administrative Agent shall have received an Amendment Fee Letter (the “Amendment Fee Letter”), in form and substance reasonably satisfactory to Administrative Agent, executed by the Borrowers.

d.
Authorizing Resolutions. Administrative Agent shall have received a certificate of each Loan Party dated as of the Seventh Amendment Effective Date signed by a Financial Officer or otherwise acceptable officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to this Amendment and any other Loan Documents executed in connection herewith.

e.
Payment of Fees. Administrative Agent shall have received from the Borrowers all reasonable fees due and payable on or before the Seventh Amendment Effective Date, including, without limitation all fees payable in connection with this Amendment pursuant to the Amendment Fee Letter.

5.	Representations and Warranties. Each Borrower represents and warrants as follows as of the date hereof:

a.
Authority. Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery, and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene (i) any law or (ii) any contractual restriction binding on such Borrower, except for contraventions of contractual restrictions which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

b.
Enforceability. This Amendment has been duly executed and delivered by each Borrower. This Amendment and each Loan Document (as amended or modified hereby) (i) is the legal, valid, and binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (ii) is in full force and effect, assuming due execution by each other party hereto and thereto.

c.
Representations and Warranties. After giving effect to this Amendment, the representations and warranties of the Borrowers contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of an earlier date) are correct in all material respects on and as of the date hereof as though made on and as of the date hereof.

d.	No Default. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

6.
Choice of Law. The validity of this Amendment, the construction, interpretation and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

7.
Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of the Amendment.

8.	Reference to and Effect on the Loan Documents.

a.
Upon and after the Seventh Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Existing Credit Agreement as modified and amended hereby.

b.
Upon and after the Seventh Amendment Effective Date, each reference in the Existing Security Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Security Agreement, and each reference in the other Loan Documents to “the Security Agreement”, “thereof” or words of like import referring to the Security Agreement, shall mean and be a reference to the Existing Security Agreement as modified and amended hereby.

c.
Except as specifically amended by Section 1 and Section 2 of this Amendment, the Existing Credit Agreement, the Existing Security Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to Administrative Agent and the Lenders without defense, offset, claim, or contribution.

d.
The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of Administrative Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

9.
Estoppel. To induce Administrative Agent and Lenders to enter into this Amendment and to induce Administrative Agent and the Lenders to continue to make advances to the Borrowers under the Credit Agreement, each Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Administrative Agent or any Lender with respect to the Obligations.

10.
Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11.
Severability. In case any provision in this Amendment shall be invalid, illegal, or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.
Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Administrative Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

CORE-MARK HOLDING COMPANY, INC.

By:	/S/ Theodore Castro
Name:	Theodore Castro
Title:	Treasurer and Secretary

CORE-MARK INTERNATIONAL, INC.

By:	/S/ Theodore Castro
Name:	Theodore Castro
Title:	Treasurer and Secretary

CORE-MARK MIDCONTINENT, INC.

By:	/S/ Theodore Castro
Name:	Theodore Castro
Title:	Treasurer and Secretary

CORE-MARK INTERRELATED COMPANIES, INC.

By:	/S/ Theodore Castro
Name:	Theodore Castro
Title:	Treasurer and Secretary

CORE-MARK DISTRIBUTORS, INC.

By:	/S/ Theodore Castro
Name:	Theodore Castro
Title:	Treasurer and Secretary

MINTER-WEISMAN CO.

By:	/S/ Theodore Castro
Name:	Theodore Castro
Title:	Treasurer and Secretary

[Signature Page to Seventh Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Revolving Lender

By:	/S/ James Fallahay
Name:	James Fallahay
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as a Canadian Lender

By:	/S/ Michael N. Tam
Name:	Michael N. Tam
Title:	Senior Vice President

[Signature Page to Seventh Amendment to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Revolving Lender

By:	/S/ Gregory A. Jones
Name:	Gregory A. Jones
Title:	Senior Vice President

BANK OF AMERICA, N.A., (acting through its Canada branch),
as a Canadian Lender

By:	/S/ Sylwia Durkiewicz
Name:	Sylwia Durkiewicz
Title:	Vice President

[Signature Page to Seventh Amendment to Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC,
as a Revolving Lender

By:	/S/ Reza Sabahi
Name:	Reza Sabahi
Title:	Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA
as a Canadian Lender

By:	/S/ David G. Phillips
Name:	David G. Phillips
Title:	Senior Vice President

[Signature Page to Seventh Amendment to Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Revolving Lender and a Canadian Lender

By:	/S/ Eugene Dempsey
Name:	Eugene Dempsey
Title:	Director

[Signature Page to Seventh Amendment to Credit Agreement]

BANK OF MONTREAL,
as a Revolving Lender

By:	/S/ Craig Thistlethwaite
Name:	Craig Thistlethwaite
Title:	Managing Director

BANK OF MONTREAL,
as a Canadian Lender

By:	/S/ Helen Alvarez-Hernandez
Name:	Helen Alvarez-Hernandez
Title:	Director

[Signature Page to Seventh Amendment to Credit Agreement]

ANNEX A

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Canadian Commitment
JPMorgan Chase Bank, N.A.	$73,500,000	Cdn.$26,950,000
Wells Fargo Capital Finance, LLC	$73,500,000	Cdn.$0
Wells Fargo Capital Finance Corporation Canada	$—	Cdn.$26,950,000
Bank of America, N.A.	$43,500,000	Cdn.$15,950,000
The Bank of Nova Scotia	$36,000,000	Cdn.$13,200,000
Bank of Montreal	$73,500,000	Cdn.$26,950,000

Total	$300,000,000	Cdn.$110,000,000

SCHEDULE 3.10
to
CREDIT AGREEMENT

Plan Unfunded Pension Liability

Actuarially Underfunded Plans (on funding assumption basis)

Core-Mark International, Inc. Non-Bargaining Employees Pension Plan for plan year 12/31/15 is underfunded by $4,686,300